Exhibit 16.1

U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549	13-18 City Quay Dublin 2 D02 ED70 Ireland T +353 (0)1 6805 805 F +353 (0)1 6805 806 E info@ie.gt.com www.grantthornton.ie

Date July 22, 2024

Dear Sirs

RE: FLYBONDI LIMITED

We have read the item Change in Certifying Accountant on page 234 of Form F-4 dated July 22, 2024, and agree with the statements concerning our Firm contained therein.

Yours faithfully

/s/ Grant Thornton
Grant Thornton

Member of Grant Thornton

International Limited (GTIL).

Grant Thornton are Chartered Accountants Registered Auditors

Partners

L. Barry, A. Burns, G. Cosgrove, A. Costello, F. Condon, J. Crawford, N. Crimmins, F. Cronin, E. Daly, P. Dillon, K. Devenney, B. Doherty, S. Donovan, T. Dunne, C. Feely, G. Fitzpatrick, K. Foley,B.P. Foster, P. Gallen, R. Gillan, D. Gleeson, J. Glennon, A. Gourley, M. Harris, D. Holland, P. Jacobs, C. Kelly, D. Kelly, L. Kelly, S. Kerins, P. Legge, D.Lynch, S. McAllister, M. McAteer, T. McCarron, N. Meenan, S. Meredith, S. Mirza, S. Murray, B. Murphy, M. Neary, M. Nolan, D. O’Connell, T. O’Connell, O. O’Connor, B. O’Dwyer, N. O’Dwyer, D. O’Hanlon, S. O’Hea, J. O’Keefe, B. O’Neil, S. O’Neill, B. O’Sullivan, J. O’Sullivan, D. Price, C. Rogers, P. Ryan, M. Shanahan, M. Shelley, T. Sullivan,

N. Taylor, S. Tennant,P. Vale, G. Walsh, A. Ward, J. Daly, J. Nolan, J. Fitzpatrick, K. Coleman, M. Afontsenko, M. Mannion

Grant Thornton is authorised by Chartered Accountants Ireland (CAI) to carry on investment business.